Rule 424 (b) (3)
Registration No. 333-84192
CUSIP #: 63743HDT6

PRICING SUPPLEMENT NO. 3222 DATED April 7, 2003
TO PROSPECTUS SUPPLEMENTAL DATED March 25, 2002
AND BASE PROSPECTUS DATED March 22, 2002

Issuer:	National Rural Utilities CFC
Principal Amount:	$60,000,000.00
Issue Price:	99.993% of Principal Amount
Original Issue Date:	04/07/2003
Maturity Date:	04/10/2007
Interest Rate:	3.625% per annum
Record Dates:	Each March 25 and September 25
Interest Payment Dates:	Each April 10 and October 10
Redeemable Date:	None
Day Count Basis:	30/360
Agent's Commission:	0.300%
Agents:	Banc of America Securities LLC
Capacity:	Agent
Form of Note:	Book-Entry
(Book-Entry or Certificated)
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $20,435,508,000 and, to date, including this offering, an aggregate of $17,134,257,000 Series C have been issued.